Exhibit 3.2

NEW YORK REIT, INC.

ARTICLES OF AMENDMENT

New York REIT, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended (the “Par Value Decrease Amendment”), effective at 5:01 p.m. Eastern Time on March 15, 2018 (the “Effective Time”), to decrease the par value of the shares of common stock of the Company issued and outstanding immediately prior to the filing of these Articles of Amendment from $0.10 per share to $0.01 per share.

SECOND: The Charter is hereby further amended by deleting therefrom in its entirety the first two sentences of Section 5.1 of Article V and inserting in lieu thereof two new sentences to read as follows (the “Authorized Share Decrease Amendment”):

“The total number of Shares that the Company shall have authority to issue is 35,000,000 Shares, of which (i) 30,000,000 shall be designated as common stock, $0.01 par value per Share (the “Common Shares”); and (ii) 5,000,000 shall be designated as preferred stock, $0.01 par value per share (the “Preferred Shares”). The aggregate par value of all authorized Shares of stock having par value is $350,000.”

THIRD: The amendments to the Charter as set forth above have been duly approved by at least a majority of the entire Board of Directors as required by the Maryland General Corporation Law. The Par Value Decrease Amendment set forth herein is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law (the “MGCL”) to be made without action by the stockholders of the Company. The Authorized Share Decrease Amendment set forth herein is limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL to be made without action by the stockholders of the Company.

FOURTH: There has been no increase in the authorized shares of stock of the Company effected by the amendments to the Charter as set forth above.

FIFTH: These Articles of Amendment shall become effective at the Effective Time.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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SIGNATURES

IN WITNESS WHEREOF, New York REIT, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President, and attested by its Chief Financial Officer, Treasurer and Secretary, on this 15th day of March, 2018.

ATTEST:

By:	/s/ John Garilli	By:	/s/ Wendy Silverstein
	Name: John Garilli		Name: Wendy Silverstein
	Title: Chief Financial Officer, Treasurer and Secretary		Title: Chief Executive Officer and President